(iv)

1401 H Street NW Suite 1000 Washington, DC 20005	TEL 800.643.4246 FAX 202.682.2425 WEB icimutual.com

 October 16, 2018

Mr. Chris Fortier

VP, Counsel

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re: Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 00125118B (“Bond”)

ICI Mutual D&O/E&O Policy No. 00125118D (“Policy”)

ICI Mutual IDL Policy No. 00125118I (“IDL Policy”)

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2018 through September 1, 2019.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager

ICI Mutual Insurance Group

ICI Mutual Insurance Company, a Risk Retention Group | ICIM Services, Inc. | ICI Mutual Insurance Brokers, Inc.